UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 5, 2016

LIFELOC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-54319	84-1053680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12441 West 49th Ave., Unit 4
Wheat Ridge, CO	80033
(Address of Principal Executive Offices)	(Zip Code)

(303) 431-9500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.
See descriptions of the Employment Agreement and the Knott Severance Agreement described in Item 5.02 below.
Item 5.02                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Wayne Willkomm
On January 5, 2016, the Board of Directors (the "Board") of Lifeloc Technologies, Inc. (the "Company") appointed Dr. Wayne Willkomm, Ph.D., to be the Company's president and CEO effective January 18, 2016.
Dr. Willkomm, age 53, has been a director of the Company since July 2011.  Before beginning his new role with the Company, Dr. Willkomm was the North American Market Development Manager for Novomer, Inc.  Prior to that, he was the principal consultant of Willkomm Consulting, LLC, from 2007 until 2014, and president of the Tool and Molding Division of Intrex Corporation from 2006 to 2007.  He has also held positions as president of Kryptane Systems, LLC from 2000 to 2006 and various positions at Dow Chemical Company from 1989 to 2000.  Dr. Willkomm has broad experience in leading manufacturing and product development organizations, has consulted in renewable materials and medical devices and is an inventor on 13 U.S. patents.  He holds a B.S. degree in Chemical Engineering and Chemistry from Carnegie Mellon University and a Ph.D. in Chemical Engineering from the University of Minnesota.
In connection with Dr. Willkomm's new role, the Company entered into an Employment Agreement with Dr. Willkomm, effective as of January 18, 2016 (the "Employment Agreement"). The Employment Agreement provides for an annual salary of $200,000, to be adjusted in future periods for the effect of inflation, plus options to purchase up to 50,000 shares of the Company's common stock, subject to vesting upon the Company's achievement of certain performance criteria set forth in the Employment Agreement. Under the Employment Agreement, Dr. Willkomm will also be eligible for an annual cash bonus of 5% of his base salary in the first year, and 10% of his base salary in subsequent years, upon the Company's achievement of certain performance criteria set forth in the Employment Agreement. The Employment Agreement has an initial term of one year. Dr. Willkomm will receive an additional cash bonus of $30,000 upon the Company's election to renew the Employment Agreement for subsequent one-year periods. In the event that Dr. Willkomm's employment is terminated by the Company without Cause (including through a decision by the Company not to renew the Agreement) or by Dr. Willkomm with Good Reason (as each are defined in the Employment Agreement), Dr. Willkomm will be eligible, upon satisfaction of certain conditions, for severance equal to two months of salary continuation plus 12 months of health insurance continuation.
Barry Knott
On January 5, 2016, the Company's chief executive officer, Barry Knott, notified the Board of his intent to resign from his position as an officer of the Company, effective January 17, 2016. Mr. Knott will continue to serve the Company as a member of the Board.
In connection with Mr. Knott's resignation, the Company entered into a Severance and Release Agreement with Mr. Knott (the "Knott Severance Agreement"), pursuant to which the Company will pay Mr. Knott a lump sum of $40,000, equal to approximately 10 weeks' salary continuation, compensation for accrued vacation, and reimbursement for the estimated incremental cost to Mr. Knott of obtaining continuation of his health insurance coverage for a period of 12 months. The Severance Agreement also contains mutual releases by Mr. Knott and the Company of any claims by or on behalf of either the Company or Mr. Knott in connection with Mr. Knott's employment.
Don Siecke
 On January 5, 2016, the Board appointed Donald E. Siecke to the Company's board of directors and as chair of its audit committee, effective January 18, 2016. The Board appointed Mr. Siecke to fill the vacancy resulting from Gurumurthi Ravishankar's previously disclosed resignation from the board effective December 31, 2015
Mr. Siecke practiced as a certified public accountant in the state of Colorado from 1963 to 1976. He has been president of Kelmore Development Corp., a real estate development company, since 1981, and serves as the chairman of Redstone Bank, a Colorado bank of which he was a founding director. He is a director of several privately held companies, metropolitan districts, and charitable organizations. He received a BS degree in business administration from the University of Denver in 1961, having majored in accounting. In determining Mr. Siecke's qualifications to serve on our board of directors, the board considered, among other things, his experience and expertise in finance, accounting and management.

Item 7.01                          Regulation FD Disclosure.
On January 20, 2016, the Company issued a press release regarding the appointment of Mr. Willkomm and the resignation of Messrs. Knott and Ravishankar. A copy of the press release is furnished as Exhibit 99.1 hereto.
Item 9.01                          Financial Statements and Exhibits.
                  (d) Exhibits.
Exhibit No.	Description

99.1	Press Release of Lifeloc Technologies, Inc., dated January 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2016	LIFELOC TECHNOLOGIES, INC.

	By:	/s/ Vern D. Kornelsen
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release of Lifeloc Technologies, Inc., dated January 20, 2016.

* Furnished herewith.